EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Perficient:
Contact: Bill Davis
(314) 995-8822
bill.davis@perficient.com

Perficient Secures $52 Million Senior Credit Facility

AUSTIN, Texas - June 29, 2006 - Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States, announced today that it has secured a $52 million credit facility with SVB Silicon Valley Bank and KeyBanc Capital Markets. The new credit facility, which replaces Perficient’s existing credit facility with SVB Silicon Valley Bank and KeyBanc, will be used primarily for acquisitions.

“This new credit facility gives us the firepower we need to execute aggressively against our robust acquisition pipeline,” said Perficient chairman and chief executive, Jack McDonald. “We now generate north of $20 million per year in EBITDA1 before stock compensation expense and have just $8 million in debt. This facility provides financial flexibility, lowers our overall cost of capital for acquisitions and enables Perficient to maximize return on equity for our shareholders.”

“Perficient's leadership and vision continue to impress us here at Silicon Valley Bank,” said Stuart Edwards, Senior Relationship Manager of SVB’s Central Division. “Jack McDonald and his team have a track record of identifying strategic acquisition targets and integrating them successfully, which is a skill that we don’t see often in the IT services business today. We have been Perficient’s banking partner since its inception and have seen first-hand that they deliver strong results consistently. We are pleased to extend and increase our commitment to Perficient and help them achieve even greater levels of growth.”

John Brock, Managing Director and head of KeyBanc’s Technology Group, commented: "We are delighted to renew and expand our credit facility with Perficient. We are impressed with Perficient’s record and we are pleased to provide a larger and more flexible credit facility to accommodate the company's increased size, acquisition plans, and future growth opportunities. We view this as another example of our ability to deliver a breadth of products and services to fast-growing middle market technology leaders."

About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Perficient’s solutions enable its clients to operate a real-time enterprise that dynamically adapts business processes and the systems that support them to the changing demands of an increasingly global, Internet-driven and competitive marketplace. A member of the Russell 2000 Index, Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information about Perficient, which employs more than 750 professionals, please visit www.perficient.com. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

1 EBITDA is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than either GAAP operating income or GAAP net income. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.

About SVB Silicon Valley Bank
SVB Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Alliant, SVB Capital and SVB Global. SVB Silicon Valley Bank provides banking services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, SVB Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through SVB Financial Group’s 27 U.S. offices and three international operations. More information on the company can be found at www.svb.com SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.

About KeyBanc Capital Markets
KeyBanc Capital Markets delivers innovative financing solutions and advisory services to middle market companies. KeyBanc's corporate and investment banking professionals combine deep industry knowledge and market expertise to address the challenges faced by today's industry leaders. KeyBanc Capital Markets is a division of McDonald Investments Inc., a subsidiary of KeyCorp, and a NASD / NYSE / SIPC member. KeyCorp is one of the nation's largest bank holding companies with over $90 billion in assets.

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Safe Harbor Statement
”Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.